March 28, 2023

VIA EMAIL
[Full Name]

Re: Retention Bonus

Dear [Name]:

In consideration for your continued employment with 9 Meters Biopharma, Inc. (the “Company”), this letter provides for the payment to you of a cash bonus in the gross amount of [l] Dollars ($l.00) (the “Retention Bonus”), and, subject to your execution of a grant agreement with the Company, an award of [l] Restricted Stock Units of the Company (the “RSUs”), on the terms and conditions set out below.

If you wish to be eligible for the Retention Bonus, and you agree to the terms of this letter agreement, please sign and print your name and fill in the date below in the spaces indicated, and return the signed copy of this letter to Bethany Sensenig no later than March 31, 2023.

1.You will receive the one-half of Retention Bonus on April 15, 2023, provided you remain employed with the Company through such date. Except as provided for in Sections 3 and 4, below, this portion of the Retention Bonus will be paid to you, minus any federal, state and local payroll taxes, and other withholdings legally required or properly requested by you, on the Company’s first pay day after April 15, 2023. In addition, provided you remain employed with the Company through April 15, 2023, one-half of the RSUs will vest on that date.

2.If you continue to work for the Company in your current position through the period ending December 31, 2023 (the “Retention Period”), you will be eligible to receive the other one-half of the Retention Bonus. Except as provided for in Sections 3 and 4, below, this portion of the Retention Bonus will be paid to you, minus any federal, state and local payroll taxes, and other withholdings legally required or properly requested by you, on the Company’s first pay day in January of 2024. In addition, if you continue to work for the Company through the Retention Period, one-half of the RSUs will vest.

3.During the period between today and the Retention Period (such period the “Full Retention Period”), you will continue to receive your regular salary and benefits while employed. You will also continue to be an “at-will” employee. Employment “at-will” means that either you or the Company may terminate your employment at any time, for any or no reason, subject to the terms set out below. Notwithstanding the foregoing, if you have previously executed an employment agreement with the Company, the terms of such employment agreement will continue to operate according to its terms.

4.    If, prior to December 31, 2023, you terminate your employment for any reason (resign) or if you are terminated by the Company for “Cause,” as defined below, you will forfeit the

Retention Bonus, and the Company will be responsible for paying you only the wages owed to you through the date of your termination.

    For the purposes of this paragraph, “Cause” will be determined in the sole discretion of the Company and shall be deemed to exist if, (a) in carrying out your duties as an employee of the Company, you are negligent or engage in misconduct that results in or has the potential to result in harm to the Company; (b) you engage in any acts that constitute discrimination, harassment or retaliation in violation of the Company’s policies and/or applicable law; (c) you are convicted of, or enter a plea of no contest to: (i) a felony or other crime involving moral turpitude; (ii) a crime involving or causing harm or the potential of harm to the Company, such as fraud, misappropriation, or embezzlement relating to the Company; or (iii) any offense that results in your imprisonment; or (d) you willfully or repeatedly fail to follow any reasonable and lawful directive of any person who is supervisory to you in connection with the performance of your duties. For purposes of this paragraph, you will be deemed to have resigned if you communicate to the Company your intention to resign (quit), or if you fail to report to work for three (3) consecutive days and such absences are unexcused or otherwise legally unprotected or if you fail to communicate with your supervisor regarding such absences in accordance with Company policy.

5.    If, prior to December 31, 2023, your employment terminates due to your death or “Disability” as defined below, or if you perform no services for the Company during an approved leave, you (or your estate) will be paid a pro rata portion of the Retention Bonus equal to the Retention Bonus divided by 12 months multiplied by the total number of full months in which you performed services as an employee of the Company during the Full Retention Period. For purposes of this paragraph 4, “Disability” is defined as your inability to perform the essential functions of your job with or without a reasonable accommodation due to a physical or mental impairment. Nothing herein shall alter or diminish the Company’s obligations, if any, under the Americans with Disabilities Act or any other applicable law.

6.    If, prior to December 31, 2023, the Company terminates your employment other than for Cause (as defined above), you will still be eligible to receive the entire Retention Bonus, which will be paid to you, minus any federal, state and local payroll taxes, and other withholdings legally required or properly requested by you, on the Company’s next pay day after your termination date.

7.    Notwithstanding the foregoing, if you remain employed with the Company through the effective date of a “Change In Control” (as defined below) occurring prior to December 31, 2023, you will be eligible to receive the Retention Bonus on the Company’s first pay day following the Change In Control and all of the RSUs granted under this Agreement will immediately vest. For purposes of this Agreement, a “Change In Control” is defined as any of the following transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions; (iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or (iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities. The Company’s Board of Directors (the “Board”) will determine under parts (ii), (iii) and (iv) above whether multiple transactions are related, and the Board’s determination will be final, binding and conclusive.

8.    This agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this agreement will be effective unless it is in writing and signed by both parties. The parties agree that this agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this agreement will be adjudicated in the state or federal courts in Wake County, North Carolina. This agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

On behalf of the Company, I hope that you will take advantage of this generous retention arrangement to ensure that the Company has a smooth and professional Full Retention Period.

Sincerely,

______________________
Name: John Temperato
Title: President, Chief Executive Officer & Director

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I, the undersigned employee, hereby accept and agree to the terms set out above for my receipt of the Retention Bonus, which is conditioned upon my continued employment with and provision of services to 9 Meters Biopharma, Inc. through December 31, 2023. I also understand that, subject to the terms set out above, I will be an employee at will, and either the Company or I may terminate my employment at any time for any or no reason.

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[Name]                        Date
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